UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) :  February 17, 2006

Commission File No. 1-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2929 Allen Parkway
P.O. Box 2521
Houston, Texas 77252-2521

(Address of principal executive offices, including zip code)

(713) 759-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 13, 2006, TEPPCO Partners, L.P. (the “Partnership”) and Enterprise Products Operating L.P. (“Enterprise”) entered into a letter of intent (the “Letter Agreement”) related to an additional expansion of the Jonah Gas Gathering System (the “Jonah Expansion”). The Jonah Gas Gathering System is part of the Partnership’s midstream business segment. The material terms of the Letter Agreement are summarized herein. Copies of the Letter Agreement and related press release are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The Jonah Expansion will consist of the installation of approximately 90,000 horsepower of gas turbine compression at a new compression station, related new piping and certain related facilities. The construction of the Jonah Expansion is expected to be completed through a joint venture (the “Joint Venture”) between the Partnership and Enterprise, both of whom must use their reasonable best efforts to enter into a joint venture agreement (the “Joint Venture Agreement”) relating to, among other things, (i) the construction and financing of the Jonah Expansion and (ii) the relative rights and obligations of the Partnership and Enterprise within such venture.

Enterprise is expected to be responsible for all activities relating to the construction of the Jonah Expansion and must advance all amounts necessary to plan, engineer, construct or complete the Jonah Expansion (anticipated to be approximately $200 million). Such advance will constitute a subscription for an equity interest in the Joint Venture (the “Subscription”) by Enterprise. Until the effectiveness of the Joint Venture Agreement, Enterprise will not (i) have any interest in the Joint Venture or Jonah, (ii) have any ownership interest in the Jonah Expansion or Jonah, (iii) participate in any revenue generated from the operation of the Jonah Expansion or Jonah, (iv) be entitled to any distributions of any kind with respect to the Joint Venture or Jonah or (v) have any voting rights in the Joint Venture or Jonah, and then, only to the extent set forth in the Joint Venture Agreement.

Enterprise expects the Jonah Expansion to be put into service in late 2006. The Partnership has the option to return to Enterprise up to 100% of the amount of the Subscription. If the Partnership returns a portion of the Subscription to Enterprise, the relative interests of Enterprise and the Partnership in the Joint Venture will be adjusted accordingly. The Letter Agreement will terminate without liability to either party if the Partnership returns 100% of the Subscription to Enterprise.

If Enterprise fails to make any portion of the Subscription, Enterprise has agreed to indemnify the Partnership and its affiliates against damages arising out of Enterprise’s failure to make all or any part of the Subscription or any breach of any agreement relating to the Jonah Expansion to which the Partnership or its affilates are a party. The Partnership has agreed to indemnify Enterprise and its affiliates against damages arising out of a breach by the Partnership of its obligations under the Letter Agreement or any agreement (other than any agreement relating to the Jonah Expansion) to which the Partnership or any of its affiliates (other than Enterprise) are a party.

The Partnership’s obligation to execute and deliver the Joint Venture Agreement will be subject to various conditions, including:  (i) approval by the board of directors and by the audit and conflicts committee of Texas Eastern Products Pipeline Company, LLC, the Partnership’s general partner, and Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., (ii) the receipt by the Partnership of a fairness opinion, to the effect that the transactions contemplated by the Joint Venture Agreement are fair, from a financial point of view, to the limited partners of the Partnership; (iii) neither the board of directors nor the audit and conflicts committee of the Partnership’s general partner will have determined that their fiduciary obligations prohibit the Partnership from consummating the transactions contemplated by the Letter Agreement or the Joint Venture Agreement; (iv) evidence reasonably satisfactory to the audit and conflicts committee of the Partnership’s general partner that Enterprise has the ability to fully fund the Subscription; and (v) receipt of any required governmental and other consents. Enterprise’s obligation to execute and deliver the Joint Venture Agreement will be subject to various conditions, including (i) approval by the board of directors and audit and conflicts committees of Enterprise Products GP, LLC and Texas Eastern Products Pipeline Company, LLC, and (ii) receipt of any required governmental and other consents.

If the Partnership and Enterprise fail to timely consummate the Joint Venture Agreement before the completion of the Jonah Expansion, then the terms of the Joint Venture will be determined by non-appealable, binding arbitration.

Enterprise is the operating partnership of Enterprise Products Partners L.P., which are affiliates of DFI GP Holdings L.P., the sole member of the Partnership’s general partner, and of EPCO, Inc., a privately held company controlled by Dan L. Duncan.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit Number	Description

99.1	Letter of Intent between TEPPCO Partners, L.P. and Enterprise Products Partners L.P. dated February 13, 2006.

99.2	Press release of TEPPCO Partners, L.P. dated February 17, 2006 announcing Jonah Expansion project with Enterprise Products Partners L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

	By:	Texas Eastern Products Pipeline Company, LLC
General Partner

Date: February 17, 2006		/s/ WILLIAM G. MANIAS
William G. Manias
Vice President and Chief Financial Officer